Exhibit 99.4

Consent

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form S-4 (the “Registration Statement”) of Mitel Networks Corporation, a Canadian corporation (“Mitel”), and any amendments or supplements thereto, as a person who is to become a director of Mitel at the closing of the merger and to the filing of this consent as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert J. Frankenberg
Name: Robert J. Frankenberg Date: June 9, 2016